FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP clarifies tender offer for Preferred Shares of FSP 50 South 10th Street Corp.

Moraga, Calif.—November 5, 2010-- Certain Purchasers affiliated with MacKenzie Patterson Fuller, LP (which are identified in the tender offer) have announced a tender offer for 40 preferred shares (the “Shares”) of FSP 50 South 10th Street Corp.  (“FSP”).  The Purchasers are offering to purchase up to 40 Shares, not 14 as was printed in some materials.

Shareholders should read the Offer to Purchase and the related materials carefully because they contain important information. Shareholders may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Letter to Shareholders, the Assignment Form, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov.  Shareholders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x. 1024
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556